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                                                                  EXHIBIT (a)(3)

LAZARD FRERES & CO. LLC
30 ROCKEFELLER PLAZA
NEW YORK, NEW YORK 10020

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       THE PEAK TECHNOLOGIES GROUP, INC.
                                       AT
                              $18.00 NET PER SHARE
                                       BY

                           KIRKWOOD ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           MOORE CORPORATION LIMITED

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, MAY 27, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                  April 29, 1997

To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     We have been appointed by Kirkwood Acquisition Corp., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of FRDK, Inc., a New York Corporation, a wholly owned subsidiary of Moore U.S.A. Inc., a Delaware Corporation (the "Parent"), a wholly owned subsidiary of Moore Corporation Limited, a corporation organized under the laws of Ontario, Canada, to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of Common Stock, par value $0.01 per share, of The Peak Technologies Group, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 28, 1997, between the Company and ChaseMellon Shareholders Services, as Rights Agent (collectively, the "Shares"), at a purchase price of $18.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 29, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 23, 1997, among the Parent, the Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depository or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.
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     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated April 29, 1997.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

          3. A letter to stockholders of the Company from Nicholas R.H. Toms, the Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

          4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to the Depository.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 27, 1997, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $18.00 per Share, net to the seller in cash without interest.

          2. The Offer is being made for all of the outstanding Shares.

          3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, May 27, 1997, unless the Offer is extended (the "Expiration Date").

          4. The Offer is conditioned upon, among other things (1) there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares constituting a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares), (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Section 24a, Subsection 2, Sentence 1 of the German Law Against Restraints of Trade, and (iii) the satisfaction of certain other terms and conditions. See Section 15 of the Offer to Purchase.

          5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

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     Neither the Offeror, the Parent nor any officer, director, stockholder, agent or other representative of the Offeror will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent for the Offer, 156 Fifth Avenue, New York, NY 10010, (800) 322-2885 (toll-free) or Lazard Freres & Co. LLC, the Dealer Manager for the Offer, at 30 Rockefeller Plaza, New York, NY 10020, (212) 632-6717 (call collect).

     Requests for additional copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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